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                                                                    EXHIBIT 99.2


                 BANKATLANTIC BANCORP TO REDEEM $31.1 MILLION OF
                 9.5% CUMULATIVE TRUST PREFERRED SECURITIES AND
                   $21 MILLION OF 9.0% SUBORDINATED DEBENTURES

FORT LAUDERDALE, FL, December 20, 2002 - BankAtlantic Bancorp, Inc. (NYSE:BBX), parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co., announced today that all of its remaining outstanding 9.5% Cumulative Trust Preferred Securities (NASDAQ: BANCP) will be redeemed effective January 21, 2003 at a redemption price of $25.00 per security plus accrued and unpaid distributions through the redemption date. Approximately $31.1 million of the 9.5% Cumulative Trust Preferred Securities are currently outstanding.

BankAtlantic Bancorp also announced today that all of its outstanding 9.0% Subordinated Debentures due 2005 will be redeemed effective January 24, 2003 at a redemption price of 102% of the principal amount plus accrued and unpaid interest through the redemption date. Approximately $21 million of the 9.0% Subordinated Debentures are currently outstanding.

The redemptions were funded primarily with proceeds received from the recently completed issuances of $65 million of Trust Preferred Securities in a series of pooled offerings at a floating rate equal to the three-month LIBOR plus 325-335 basis points, redeemable in five years and due in 2032.



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Wilmington Trust Company, property trustee of the 9.5% Cumulative Trust
Preferred Securities (NASDAQ: BANCP), will notify the holders of the redemption of these securities. Any questions should be directed to the trustee at:
Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administrator, 302-651-8856.

U.S. Bank Trust National Association, trustee of the 9.0% Subordinated Debentures, will notify the holders of the redemption of these securities. Any questions should be directed to the trustee at: U.S. Bank Trust Center, 180 East Fifth Street, St. Paul, MN 55101, Attention: Corporate Trust Administrator, 651-244-0721.


ABOUT BANKATLANTIC BANCORP:

BANKATLANTIC BANCORP (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. BankAtlantic Bancorp is one of the largest financial institutions headquartered in the State of Florida.

ABOUT BANKATLANTIC: BankAtlantic, "Florida's Most Convenient Bank" is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 73 branch locations, operates more than 190 conveniently located ATMs and offers extended hours. Visit BankAtlantic's Website for further information at www.BankAtlantic.com.

SEVEN-DAY BRANCH BANKING-MONDAY THROUGH SUNDAY

Extended branch lobby hours are 8:30 AM-5:00 PM, Monday through Wednesday, and 8:30 AM-8:00 PM, Thursday and Friday.

Extended drive-thru hours are 7:30 AM-8:00 PM, Monday through Wednesday, and 7:30 AM-8:00 PM, Thursday and Friday.

Saturday branch lobby hours are 8:30 AM-3:00 PM, and drive-thru hours are 7:30 AM-6:00 PM

Sunday branch lobby hours are 11:00 AM-4:00 PM, and drive-thru hours are 11:00 AM-4:00 PM

LEVITT COMPANIES is the parent company of Levitt and Sons and Core Communities.

LEVITT AND SONS, America's oldest homebuilder and first to build planned suburban communities, currently develops single and multi-family homes for active adults and families throughout Florida.

CORE COMMUNITIES develops master-planned communities in Florida, including its original and best known, St. Lucie West - a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university

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campus. New master-planned developments include Westchester, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and a world-class corporate park.

RYAN BECK & CO. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries. RYAN BECK & CO. has in excess of 600 retail account executives located in 32 offices nationwide.

FOR FURTHER INFORMATION, PLEASE VISIT OUR WEBSITES:
www.BankAtlantic.com
www.LevittandSons.com
www.CoreCommunities.com
www.LevittCommercial.com
www.RyanBeck.com
www.Cumber.com
www.GMSgroup.com

* To receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com.

BANKATLANTIC BANCORP CONTACT INFO:

INVESTOR RELATIONS: Leo Hinkley, Tel: (954) 760-5317, Fax: (954) 760-5415, or InvestorRelations@BankAtlantic.com.

CORPORATE COMMUNICATIONS: Sharon Lyn, Tel: (954) 760-5402 or
CorpComm@BankAtlantic.com.

PUBLIC RELATIONS FOR BANKATLANTIC: Boardroom Communications, Tel: (954) 370-8999, Caren Berg, caren@boardroompr.com


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